EXHIBIT 99




            VISKASE COMPANIES, INC. ANNOUNCES INTENTION
               TO SELL PLASTIC SHRINK FILM BUSINESS


Nasdaq OTCBB ! VCIC          For additional information contact:
                             G.S. Donovan (708) 496-4200
                             K.K. Duttlinger (708) 496-4200

                  VISKASE COMPANIES, INC. ANNOUNCES SALE
                      OF PLASTIC SHRINK FILM BUSINESS

CHICAGO, ILLINOIS, July 7, 2000 - Viskase Companies, Inc. (Nasdaq
OTCBB: VCIC) announced today that it has signed a definitive agreement to sell its plastic barrier and non-barrier shrink film business to Bemis Company, Inc., for a purchase price of $245 million which includes $228 million in cash upon the consummation of the transaction and $17 million in accounts receivable excluded from the transaction. The business being sold includes production facilities in the United States, United Kingdom and Brazil. Proceeds from the sale will be used principally to retire debt and for general corporate purposes. The sale is subject to customary conditions, including the receipt of governmental and third party consents, and is expected to close in August 2000.

The sale excludes any patent litigation proceedings between Viskase and American National Can Company. This litigation continues to reside in the Court of Appeals for the Federal Circuit, which should render a decision later this year or early in 2001.

Mr. F. Edward Gustafson, Chairman and CEO of Viskase Companies, Inc., stated that "while the business we are selling has experienced impressive growth over the past several years and has significant potential in the future, Viskase will have a greater opportunity for success by concentrating on its worldwide casings business. After the sale of our films business, the 'New Viskase' will focus its efforts on aggressively competing in the worldwide cellulose casings market and will fully commercialize our NUCELR casings technology. This new technology, along with a streamlined organization, will place Viskase in a much stronger position to grow profitably in the future."

                                ###